                                  EXHIBIT 99.3

                 ----------------------------------------------
                           PRO FORMA VALUATION REPORT
                             MUTUAL HOLDING COMPANY
                                 STOCK OFFERING


                         FLATBUSH FEDERAL SAVINGS & LOAN
                             ASSOCIATION OF BROOKLYN
                               BROOKLYN, NEW YORK


                                  DATED AS OF:
                                  JUNE 13, 2003
                 ----------------------------------------------








                                  PREPARED BY:

                                RP FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                      SUITE
                                      2210
                            ARLINGTON, VIRGINIA 22209

                                                         June 13, 2003


Board of Directors
Flatbush Federal Saving and Loan Association
  of Brooklyn
2146 Nostrand Avenue
Brooklyn, New York  11210

Members of the Board of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Reorganization
-----------------------------

     The Board of Directors of Flatbush Federal Savings & Loan Association of Brooklyn ("Flatbush Federal" or the "Association") has adopted a plan of reorganization pursuant to which Flatbush Federal will reorganize into a mutual holding company structure. As part of the reorganization, Flatbush Federal will become a wholly-owned subsidiary of Flatbush Federal Bancorp, Inc. ("Flatbush Bancorp" or the "Company"), a federal corporation, and Flatbush Bancorp will issue a majority of its common stock to Flatbush Federal Bancorp, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Association's Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. The total shares offered for sale to the public will constitute a minority interest of the Company's stock (49% or less).

     The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Association. Immediately following the offering, the primary assets of the Company will be the capital stock of the Association and the net offering proceeds remaining after contributing proceeds to the Association in exchange for 100% of the capital stock of the Association. The Company will contribute at least 50% of the net offering proceeds in exchange for the

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Board of Directors
June 13, 2003
Page 2


Association's capital stock. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.

RP Financial, LC.
-----------------

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of the Association and the other parties engaged by Flatbush Federal to assist in the corporate reorganization and stock issuance process.

Valuation Methodology
---------------------

     In preparing our appraisal, we have reviewed the Association's, the Company's and MHC's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Association that has included a review of its audited financial information for years ended December 31, 1998 through December 31, 2002, various unaudited information and internal financial reports through March 31, 2003 and due diligence related discussions with the Association's management; Radics & Co., LLC, the Association's independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Association's counsel in connection with the reorganization and stock offering; and Sandler O'Neill & Partners, L.P., the Association's financial and marketing advisor in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Association operates and have assessed the Association's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Association and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Association's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Association's primary market area and have compared the Association's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed market conditions for stocks in general and market conditions for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stocks of all publicly-traded mutual holding companies. We have also considered the expected market for the Association's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to

Board of Directors
June 13, 2003
Page 3


pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

     Our Appraisal is based on the Association's representation that the information contained in the regulatory applications and additional information furnished to us by the Association, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Association. The valuation considers the Association only as a going concern and should not be considered as an indication of the Association's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Association, the MHC and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association's value alone. It is our understanding that there are no current plans for pursuing a second step conversion or for selling control of the Company or the Association following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion
--------------------

     It is our opinion that, as of June 13, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $14,000,000 at the midpoint, equal to 1,750,000 shares issued at a per share value of $8.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $11.9 million and a maximum value of $16.1 million. Based on the $8.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,487,500 shares at the minimum of the valuation range and 2,012,500 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $18.515 million without a resolicitation. Based on the $8.00 per share offering price, the supermaximum value would result in total shares outstanding of 2,314,375. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 47.0% ownership interest of the Company. Accordingly, the offering range to the public of the minority stock will be $5.593 million at the minimum, $6.580

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Board of Directors
June 13, 2003
Page 4

million at the midpoint, $7.567 million at the maximum and $8.702 million at the top of the super range.

Limiting Factors and Considerations
-----------------------------------

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of Flatbush Federal as of March 31, 2003, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Association's financial performance and condition, management policies, and current conditions in the equity markets for thrift stocks. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                  Respectfully submitted,
                                                  RP FINANCIAL, LC.



                                                  William E. Pommerening
                                                  Chief Executive Officer



                                                  Gregory E. Dunn
                                                  Senior Vice President

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Board of Directors
June 13, 2003
Page 5

RP FINANCIAL, LC.

                                TABLE OF CONTENTS
             FLATBUSH FEDERAL SAVINGS & LOAN ASSOCIATION OF BROOKLYN
                               BROOKLYN, NEW YORK

                                                                       PAGE
  DESCRIPTION                                                         NUMBER
  -----------                                                         ------


 CHAPTER ONE             OVERVIEW AND FINANCIAL ANALYSIS
 -----------

   Introduction                                                         1.1
   Plan of Reorganization                                               1.1
   Strategic Overview                                                   1.2
   Balance Sheet Trends                                                 1.4
   Income and Expense Trends                                            1.8
   Interest Rate Risk Management                                        1.12
   Lending Activities and Strategy                                      1.13
   Asset Quality                                                        1.16
   Funding Composition and Strategy                                     1.16
   Subsidiary                                                           1.17
   Legal Proceedings                                                    1.17


 CHAPTER TWO             MARKET AREA
 -----------

   Introduction                                                         2.1
   Market Area Demographics                                             2.2
   National Economic Factors                                            2.2
   Local Economy                                                        2.6
   Market Area Deposit Characteristics and Competition                  2.8


 CHAPTER THREE           PEER GROUP ANALYSIS
 -------------

   Peer Group Selection                                                 3.1
   Basis of Comparison                                                  3.2
   Flatbush Federal's Peer Group                                        3.3
   Financial Condition                                                  3.6
   Income and Expense Trends                                            3.9
   Loan Composition                                                     3.12
   Interest Rate Risk                                                   3.14
   Credit Risk                                                          3.16
   Summary                                                              3.18

RP FINANCIAL, LC.

                                TABLE OF CONTENTS
             FLATBUSH FEDERAL SAVINGS & LOAN ASSOCIATION OF BROOKLYN
                               BROOKLYN, NEW YORK
                                  (CONTINUED)

                                                                       PAGE
  DESCRIPTION                                                         NUMBER
  -----------                                                         ------


 CHAPTER FOUR            VALUATION ANALYSIS
 ------------

   Introduction                                                         4.1
   Appraisal Guidelines                                                 4.1
   RP Financial Approach to the Valuation                               4.2
   Valuation Analysis                                                   4.3
     1. Financial Condition                                             4.3
     2. Profitability, Growth and Viability of Earnings                 4.5
     3. Asset Growth                                                    4.7
     4. Primary Market Area                                             4.7
     5. Dividends                                                       4.8
     6. Liquidity of the Shares                                         4.9
     7. Marketing of the Issue                                          4.10
          A.  The Public Market                                         4.10
          B.  The New Issue Market                                      4.15
          C.  The Acquisition Market                                    4.16
     8. Management                                                      4.16
     9. Effect of Government Regulation and Regulatory Reform           4.18
   Summary of Adjustments                                               4.18
   Basis of Valuation - Fully-Converted Pricing Ratios                  4.19
   Valuation Approaches:  Fully-Converted Basis                         4.20
     1. Price-to-Earnings ("P/E")                                       4.23
     2. Price-to-Book ("P/B")                                           4.24
     3. Price-to-Assets ("P/A")                                         4.26
   Comparison to Recent Conversions                                     4.26
   Valuation Conclusion                                                 4.27

RP FINANCIAL, LC.


                                 LIST OF TABLES
            FLATBUSH FEDERAL SAVINGS & LOAN ASSOCIATION OF BROOKLYN
                               BROOKLYN, NEW YORK


TABLE
NUMBER                       DESCRIPTION                                    PAGE
------                       -----------                                    ----


  1.1    Historical Balance Sheets                                          1.5
  1.2    Historical Income Statements                                       1.9


  2.1    Summary Demographic Data                                           2.3
  2.2    Primary Market Area Employment Sectors                             2.7
  2.3    Market Area Unemployment Trends                                    2.8
  2.4    Deposit Summary                                                    2.9
  2.5    Market Area County Deposit Competitors                             2.10


  3.1    Peer Group of Publicly-Traded Thrifts                              3.5
  3.2    Balance Sheet Composition and Growth Rates                         3.7
  3.3    Income as a Percent of Average Assets and Yields, Costs, Spreads   3.10
  3.4    Loan Portfolio Composition Comparative Analysis                    3.13
  3.5    Interest Rate Risk Measures and Net Interest Income Volatility     3.15
  3.6    Credit Risk Measures and Related Information                       3.17


  4.1    Market Area Unemployment Rates                                     4.8
  4.2    Recent Conversion Pricing Characteristics                          4.17
  4.3    Calculation of Implied Per Share Data                              4.21
  4.4    MHC Institutions - Implied Pricing Ratios, Full Conversion Basis   4.25
  4.5    Pricing Table:  MHC Public Market Pricing                          4.28

RP FINANCIAL, LC.
PAGE 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction
------------

     Flatbush Federal Savings & Loan Association of Brooklyn ("Flatbush Federal" or the "Association"), organized in 1873, is a federally-chartered savings and loan association headquartered in Brooklyn, New York. In addition to the main office, the Association maintains two branch offices in Brooklyn. A map of the Association's office locations is provided in Exhibit I-1. Flatbush Federal is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At March 31, 2003, Flatbush Federal had $140.1 million in assets, $129.6 million in deposits and total equity of $8.4 million or 6.0% of total assets.

Plan of Reorganization
----------------------

     On May 28, 2003, the Board of Directors of the Association adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. As part of the reorganization, Flatbush Federal will become a wholly-owned subsidiary of Flatbush Federal Bancorp, Inc. ("Flatbush Bancorp" or the "Company"), a to be formed federal corporation. Flatbush Bancorp will issue a majority of its common stock to Flatbush Federal Bancorp, MHC (the "MHC") and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain approximately $1.5 million of the net stock proceeds. Immediately after consummation of the reorganization, it is not anticipated that the MHC or the Company will engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

     The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Association's outstanding stock, which will continue to operate as a federally-chartered savings and loan association. At the completion of the reorganization, the Association will change its name to Flatbush Federal Savings & Loan Association. The Company's initial activities will be

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RP FINANCIAL, LC.
PAGE 1.2


ownership of its subsidiary, Flatbush Federal, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the Association's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

Strategic Overview
------------------

     Flatbush Federal is a community-oriented savings association, which has emphasized providing financial services that meet the borrowing and savings needs of its local customer base. Flatbush Federal maintains an operating strategy that is consistent with a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits constitute the principal components of the Association's assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Association's lending diversification has been fairly limited consisting primarily of construction and commercial real estate loans. Pursuant to the Association's current strategic plan, Flatbush Federal plans to continue to emphasize origination of 1-4 family loans that will be supplemented with limited diversification into other types of mortgage and non-mortgage loans.

     Investments serve as a supplement to the Association's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily of U.S. Government and agency securities, with the balance of the portfolio consisting of mortgage-backed securities and FHLB stock. Flatbush Federal also currently maintains a relatively high balance of cash and cash equivalents, as funds realized from pay down of the loan portfolio have been primarily redeployed into short-term liquid instruments.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Association. Deposit growth has generally been adequate enough to fund most of the Association's asset growth, with such growth consisting of a mixture of CDs and transaction and savings accounts. CDs account for the largest portion of the Association's deposit composition and growth of CDs has accounted for most of the Association's deposit growth in recent years.

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RP FINANCIAL, LC.
PAGE 1.3


The Association did not maintain any borrowings at March 31, 2003 and, in general, borrowings have not been utilized by the Association.

     Flatbush Federal's earnings base is largely dependent upon net interest income and operating expense levels, reflecting the Association's implementation of a traditional thrift operating strategy. The Association has maintained a relatively healthy and stable net interest margin, which has been supported by maintenance of a relatively low cost of funds. However, since 2000, the Association has experienced some compression in the net interest margin as the decline in yield income has been more significant relative to funding costs. The more significant decline in yield income reflects the impact of a prolonged and significant decline in market interest rates and a decline in the concentration of loans comprising the Association's total assets. Operating expenses represent the other major component of the Association's earnings and generally have been maintained at a relatively high level for an institution with a traditional thrift operation. The Association's relatively high operating expense can be in part attributed to its New York City location, where that cost of conducting business is relatively high in comparison to more suburban and rural markets. Flatbush Federal's high level of operating expenses relative to asset size also reflects a limited capacity to leverage operating expenses through asset growth, due to its relatively low capital position. The increase capital that will result from the infusion of stock proceeds is expected to facilitate some leveraging of the operating expense ratio, as the Association's stronger pro forma capital position will support more aggressive growth of the asset base.

     The post-conversion business plan of the Association is expected to continue to focus on the products and services that have been traditionally offered by the Association, as well as introduction of new products and services that will serve to enhance Flatbush Federal's competitive position as a full service bank. Such products and services include debit and credit cards and offering electronic banking through the Internet.

     The Association's Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of Flatbush Federal. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Flatbush Federal, as well as support expansion of the Association's strategic focus of providing competitive community banking services in its local market area. The additional capital realized

RP FINANCIAL, LC.
PAGE 1.4


from stock proceeds will serve to strengthen the Association's capital position, which will facilitate leveraging of operating expenses through balance sheet growth. Flatbush Federal's higher capital position will also reduce interest rate risk through enhancing the Association's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits in meeting the Association's future funding needs, which may facilitate a reduction in Flatbush Federal's funding costs. Additionally, Flatbush Federal's higher equity-to-assets ratio will also better position the Association to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through establishing or acquiring a branch that complements the Association's existing branch network. At this time, the Association has no specific plans for expansion other than internal growth. The projected use of proceeds are highlighted below.

     o MHC. The Association intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Association. The MHC funds will be held in low risk liquid instruments.

     o FLATBUSH BANCORP. The Company is expected to retain $1.5 million of the net offering proceeds. At present, funds retained by the Company are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

     o FLATBUSH FEDERAL. Net proceeds, less the $1.5 million of proceeds retained by the Company, will be infused into the Association in exchange for all of the Association's newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association are anticipated to become part of general operating funds, pending deployment into loans and investment securities.

     Overall, it is the Association's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Flatbush Federal's operations.

Balance Sheet Trends
--------------------

     Table 1.1 shows the Association's historical balance sheet data for the past five years and at March 31, 2003. From December 31, 1998 through March 31, 2003, Flatbush Federal exhibited average annual asset growth of 2.7%, with the strongest growth occurring in 2002.

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RP FINANCIAL, LC.
PAGE 1.5

RP FINANCIAL, LC.
PAGE 1.6


     General trends in the Association's interest-earning asset composition reflect that the loans receivable balance peaked at year end 2000 as loans receivable equaled 88.2% of total assets, with the subsequent decline in loans being offset by growth of cash and investments. The decline in the loans receivable balance has been the result of the pay down of the 1-4 family portfolio, reflecting the impact of accelerated repayments of 1-4 family loans caused by borrowers refinancing into lower rate loans. Overall, loans receivable declined from 76.7% of assets at year end 1998 to 61.9% of assets at March 31, 2003, while cash and investments, including mortgage-backed securities, increased from 20.2% of assets at year end 1998 to 35.7% of assets at March 31, 2003. Asset growth has been largely funded through growth of retail deposits. A summary of Flatbush Federal's key operating ratios for the past two and one-quarter years are presented in Exhibit I-3.

     As the result of loan portfolio shrinkage recorded since 2000, Flatbush Federal's loans receivable balance reflected an annualized rate of decline of 2.3% from year end of 1998 through March 31, 2003. Flatbush Federal's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 85.8% of total loans receivable consisted of 1-4 family mortgage loans at March 31, 2003, a slight decline from the 88.0% ratio maintained at December 31, 2001. The decline in the 1-4 family ratio has been largely due to a decline in the balance of 1-4 family loans outstanding, as opposed to growth of other types of loans. Commercial real estate/multi-family loans represent the most significant area of lending diversification for the Association, with such loans equaling 7.9% and 7.7% of total loans outstanding at December 31, 2001 and March 31, 2003, respectively. Construction lending has been the most significant of loan growth for the Association in recent years, which has served to increase the percent of construction loans comprising total loans receivable from 2.9% at December 31, 2001 to 5.1% at March 31, 2003. The Association's diversification into non-mortgage types of lending has been limited and there has been little change in the outstanding balance of those loans since year end 2001.

     The intent of the Association's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Flatbush Federal's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will be primarily invested into investments with short-term maturities. Over the past five and one-quarter years, the Association's level of cash and investment securities (inclusive of

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RP FINANCIAL, LC.
PAGE 1.7


mortgage-backed securities and FHLB stock) ranged from a low of 9.6% of assets at year end 2000 to a high of 36.4% of assets at March 31, 2003. The $25.8 million balance of investment securities shown in Table 1.1 at March 31, 2003 consisted entirely of U.S. Government and agency securities, of which approximately 70% had maturities of less than one year. The remaining 30% of the portfolio had indicated maturities of five-to-ten years at March 31, 2003. Mortgage-backed securities have been a declining area of investment for the Association, with the portfolio totaling $1.9 million or 1.3% of assets at March 31, 2003. The mortgage-backed securities portfolio consists of a fairly even mix of fixed rate and adjustable rate mortgage-pass-through certificates that are guaranteed or insured by a federal agency. Other investments held by the Association at March 31, 2003 were limited to FHLB stock ($975,000) and cash equivalents in the form of interest-earning deposits ($4.1 million), federal funds sold ($6.3 million) and a FHLB term deposit ($10.0 million). The entire investment portfolio is maintained as held to maturity and at March 31, 2003 the carrying value of the Association's investments was $151,000 below market value.
Exhibit I-4 provides historical detail of the Bank's investment portfolio.

     Over the past five and one-quarter years, Flatbush Federal's funding needs have been substantially met through retail deposits, internal cash flows and retained earnings. From year end 1998 through March 31, 2003, the Association's deposits increased at an annualized rate of 2.6%. Deposit growth in 2001 and 2002 accounted for all of the Association's deposit growth during the past five and one-quarter years, as deposits declined in 1999, 2000 and in the first quarter of 2003. The level of deposits funding assets has been maintained at slightly above 90% throughout the past five and one-quarter years and at March 31, 2003 deposits equaled 92.5% of assets. CDs comprise the largest portion of the Association's deposits, equaling 57.6% of total deposits at March 31, 2003. Transaction and savings accounts equaled 42.4% of deposits at March 31, 2003, of which 90% consisted of savings and money market accounts.

     From year end 1998 through March 31, 2003, the Association's capital increased at an annualized rate of 2.0% as retained earnings during the period were somewhat offset by a reduction in capital attributable to a minimum pension liability adjustment to reflect the under funded status of the Association's pension plan. At March 31, 2003, the minimum pension liability adjustment reduced capital by $401,000 compared to no adjustment at year end 1998.

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RP FINANCIAL, LC.
PAGE 1.8


Asset growth slightly outpaced the Association's capital growth rate, as Flatbush Federal's equity-to-assets ratio declined from 6.2% at year end 1998 to 6.0% at March 31, 2003. All of the Association's capital is tangible capital and the Association was considered to be "well capitalized" at March 31, 2003 under the regulatory capital adequacy guidelines. The addition of stock proceeds will serve to strengthen Flatbush Federal's capital position, which will increase the Association's operating flexibility with respect to implementing a more aggressive growth strategy that will facilitate higher returns through growth of net interest income and leveraging of operating expenses.

Income and Expense Trends
-------------------------

     Table 1.2 shows the Association's historical income statements for the past five years and for the twelve months ended March 31, 2003. The Association reported positive earnings over the past five and one-quarter years, ranging from a low of 0.10% of average assets during 2001 to a high of 0.26% of average assets during 1998. For the twelve months ended March 31, 2003, the Association reported net income of $243,000 that provided a return on average assets of 0.18%. Consistent with the Association's traditional thrift operating strategy, net interest income and operating expenses have been the dominant components of Flatbush Federal's earnings. Non-interest operating income derived from Flatbush Federal's retail banking activities has been a limited contributor to the Association's earnings. Loan loss provisions, as well as non-operating income items, have had only a modest impact on the Association's earnings over the past five and one-quarter years.

     Flatbush Federal maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by a favorable yield-cost spread. Over the past five and one-quarter years, the Association's net interest income to average assets ratio has ranged from a low of 3.48% during 1999 and for the twelve months ended March 31, 2003 to a high of 3.82% during 2000. The peak net interest income ratio posted in 2000 was facilitated by growth of the loan portfolio and resulting increase in the concentration of loans that comprised interest-earning assets. Loans receivable comprised 90.1% of the Association's interest-earning assets at year end 2000. Comparatively, the lower net interest income ratio maintained during the most recent twelve month period reflects the decline in the concentration of loans receivable that comprised

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PAGE 1.9

RP FINANCIAL, LC.
PAGE 1.10


interest-earning assets, as loans receivable comprised 63.0% of the Association interest-earning assets at March 31, 2003.

     In addition to net interest margin compression that has resulted from the shift in interest-earning asset composition towards a higher concentration of lower yielding cash and investments, the Association has also experienced narrowing of the yield-cost spread that has resulted from accelerated repayments of 1-4 family loans, as well as downward rate modifications that have been applied to some of the Association's existing portfolio of 1-4 family loans. The decline in yield income is no longer being offset by a comparable reduction in funding costs. Accordingly, the Association's yield-cost spread has narrowed from 3.61% in 2002 to 3.42% for the twelve months ended March 31, 2003. Furthermore, the Association's net interest rate spread declined to 3.03% for the quarter ended March 31, 2003, versus a net interest rate spread of 3.79% for the comparable year ago period. The Association's yields and costs and resulting net interest rate spreads for the past two and one-quarter years are forth in
Exhibit I-5.

     Consistent with the Association's adherence to a traditional thrift operating philosophy and resultant limited diversification, sources of non-interest operating income have been a somewhat modest contributor to the Association's earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.12% of average assets in 1998 to a high of 0.22% of average assets in 2002 and for the twelve months ended March 31, 2003. Sources of non-interest operating income consist substantially of fees and service charges generated from the Association's retail customer base, with the general upward trend in the non-interest operating income ratio supported by growth of checking accounts. Overall, beyond Flatbush Federal's limited diversification in general, the Association historically has not sold loans to the secondary that would provide additional sources of non-interest income derived through loan servicing income and loan sale gains. Within the past year, the Association initiated a secondary market program in which some fixed rate loan originations have been sold with servicing of the portfolio retained by the Association. Notwithstanding, the potential increase in non-interest operating income that may be realized through further growth of checking accounts and an increase in secondary market activities, Flatbush Federal's earnings can be expected to remain highly dependent upon the net interest margin.

RP FINANCIAL, LC.
PAGE 1.11


     Operating expenses represent the other major component of the Association's earnings and have been maintained at a relatively high level over the past five and one-quarter years. Operating expenses as percent of average assets ranged from a low of 3.31% in 1999 to a high of 3.59% in 2001. For the twelve months ended March 31, 2003, the Association's operating expense ratio equaled 3.40%. The Association's relatively higher operating expense ratio can in part be explained by the comparatively higher number of employees maintained relative to its asset size. As of March 31, 2003, the Association maintained assets per full time equivalent employee of $2.9 million, versus a comparable measure of $4.6 million for all publicly-traded thrift institutions. Additionally, the Association's high operating expense ratio reflects its limited capacity to leverage operating expenses through asset growth, due to capital constraints. Accordingly, the increase in capital to be realized from the net stock proceeds will enhance the Association's capacity to leverage operating expenses through implementation of a stronger asset growth strategy.

     Overall, the general trends in the Association's net interest margin and operating expense ratio since 1998 reflect a decline in the Association's core earnings, as indicated by a comparison of the Association's expense coverage ratios (net interest income divided by operating expenses). Flatbush Federal's expense coverage ratio equaled 1.10 times in 1998, versus a comparable ratio of
1.02 times for the twelve months ended March 31, 2003. The decline in the expense coverage ratio was the result of a lower net interest income ratio, as there was only a nominal change in the operating expense ratio for the two periods compared. Similarly, Flatbush Federal's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 91.9% for the twelve months ended March 31, 2003 was slightly less favorable than the 88.3% efficiency ratio maintained in 1998. The less favorable efficiency ratio indicated for the most recent twelve month period was also attributable to the reduction in the net interest income ratio, which was only partially negated by an increase recorded in the non-interest operating income ratio.

     Over the past five and one-quarter years, credit quality related losses generally have not been a material factor in the Association's earnings, which has been supported by maintenance of generally favorable credit quality measures, a loan portfolio composition that consists of a high concentration of relatively low risk 1-4 family permanent mortgage loans, and a decline in the

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PAGE 1.12


balance of loans receivable. The highest amount of loan loss provisions established by the Association over the past five and one-quarter years was in 2000, in which loan loss provisions established equaled 0.03% of average assets. Loan loss provisions established by the Association over the past two and one-quarter years have been nominal. As of March 31, 2003, the Association maintained valuation allowances of $175,000, which equaled 0.20% of total loans outstanding and 33.8% of non-performing assets and accruing loans 90 days or more past due. Exhibit I-6 sets forth the Association's loan loss allowance activity during the past two and one-quarter years.

     Non-operating income, consisting of loan sale gains and income from real estate owned, has not been a significant factor in the Association's earnings over the past five and one-quarter years. Loan sale gains had a slightly larger earnings impact in 2002 and for the most recent twelve months, reflecting the implementation of a secondary market program in which selected fixed rate loan originations were sold on a servicing retained basis.

     Flatbush Federal's effective tax rate equaled 44.5% for the twelve months ended March 31, 2003, which was comparable to the Association's effective tax rate for 2002. As set forth in the prospectus, the Association's marginal effective tax rate approximates 45.0%.

Interest Rate Risk Management
-----------------------------

     The Association's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of March 31, 2003, the Net Portfolio Value ("NPV") analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in an 8% decline in the Association's NPV (see Exhibit I-7).

     The Association manages interest rate risk from the asset side of the balance sheet, through such strategies as maintaining a high level of liquidity, emphasizing investment in short-term securities and underwriting 1-4 family fixed rate loan originations to allow for their sale in the secondary market. As of March 31, 2003, of the total loans due after March 31, 2004, fixed rate loans comprised 87.6% of those loans. On the liability and equity side of the balance sheet, management of interest rate risk has been pursued through emphasizing the build-up of less

RP FINANCIAL, LC.
PAGE 1.13


interest rate sensitive and lower costing transaction and savings accounts and extending CD maturities in low interest rate environments through offering attractive rates on certain longer term CDs.

     The infusion of stock proceeds will serve to further limit the Association's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy
-------------------------------

     Flatbush Federal's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Association includes loans secured by commercial real estate and multi-family loans, construction loans, consumer loans and commercial business loans. Exhibit I-8 provides historical detail of Flatbush Federal's loan portfolio composition over the past two and one-quarter years and Exhibit I-9 provides the contractual maturity of the Association's loan portfolio by loan type as of March 31, 2003.

     Flatbush Federal's 1-4 family lending activities include both fixed rate and adjustable rate loan products, although in the prevailing low interest rate environment there has been very limited demand for ARM loans. Flatbush Federal offers ARM loans that have repricing periods of one, three or five years and are indexed to the comparable term U.S. Treasury note. In the current interest rate environment, the Association's offerings of 1-4 family mortgage loans have consisted substantially of fixed rate loans with terms ranging from 15 to 30 years. Historically, the Association has retained all loan originations for investment, although within the past year Flatbush Federal implemented a secondary market program in which a minor amount of fixed rate loan originations have been sold to the FHLB of New York under the Mortgage Partnership Finance program. The Association retains the servicing on the loans that are sold. As of March 31, 2003, the Bank's 1-4 family permanent mortgage loan portfolio equaled $76.0 million or 85.8% of total loans outstanding.

     Construction loans originated by the Association consist of loans to finance the

RP FINANCIAL, LC.
PAGE 1.14


construction of pre-sold 1-4 family residences. Construction loans are offered as floating rate loans tied to the prime rate plus a margin and require the payment of interest only during the construction period, which is typically nine-to-twelve months. Construction lending has been a an area of loan growth for the Association, which has been supported by the origination of construction loans in Suffolk County where the Association has experienced strong demand for construction loans for purposes of building primary residences as well as vacation homes. As of March 31, 2003, Flatbush Federal's outstanding balance of construction loans equaled $4.5 million or 5.1% of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Association's normal lending territory. Commercial real estate and multi-family loans are originated up to a maximum LTV ratio of 70.0% and are generally required to have minimum debt service coverage ratios of 1.25x. The Association generally originates commercial real estate and multi-family loans as ARM loans that have repricing periods of one or three years and are indexed to the prime rate plus a margin. Commercial real estate and multi-family loan terms typically provide for amortization periods of up to 15 years. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of mix use properties comprised of residences and businesses. The Association's largest commercial real estate loan had an outstanding balance of $650,000 at March 31, 2003, which represented the Association's 50% participation interest in a loan secured by a mix use property. As of March 31, 2003, Flatbush Federal's outstanding balance of commercial real estate and multi-family loans equaled $6.8 million or 7.7% of total loans outstanding.

     Flatbush Federal's diversification into non-mortgage types of lending has been fairly limited, with such loans consisting primarily of SBA loans. SBA loans originated by the Association consist substantially of secured loans that are extended to local businesses for purposes of working capital or financing inventory. SBA loans are generally originated as floating rate loans that are tied to the prime rate plus a margin and are amortized for terms of up to five years. The Association maintains an internal lending limit of $100,000 for SBA loan originations and all SBA loans are 85% guaranteed by the SBA. As of March 31, 2003, Flatbush Federal's outstanding balance of SBA loans equaled $893,000 or 1.0% of total loans outstanding.

RP FINANCIAL, LC.
PAGE 1.15


     The balance of the loan portfolio consists of consumer loans, which totaled $336,000 or 0.4% of total loans outstanding at March 31, 2003. Included the consumer loan portfolio are modest balances of loans secured by deposits, home equity loans, student loans and secured credit card loans. Consumer lending is expected to remain as a limited area of lending diversification for the Association, although plans to introduce an unsecured credit card product, and a debit card product should facilitate some growth of the consumer loan portfolio above recent historical levels.

     Exhibit I-10 provides a summary of the Association's lending activities over the past two and one-quarter years. During the past two and one-quarter years, originations of 1-4 family permanent mortgage loans accounted for $23.4 million or 72.2% of the Association's total lending volume. Originations of 1-4 family loans were notably higher during 2002 compared to 2001 ($13.9 million versus $6.4 million), which was supported by declining mortgage rates that triggered an increase in demand for loans to be refinanced as well as for loans to fund purchases of new and existing homes. Originations of construction loans and non-mortgage loans were also slightly higher in 2002 compared to 2001, although the Association's total originations for the first quarter of 2003 was slightly less than the year ago period. Most of the decline in first quarter originations was attributable to a reduction in commercial real estate loan originations, with such originations declining from $452,000 in the first quarter of 2002 to no originations in the first quarter of 2003. However, the decline in commercial real estate originations was offset by the Association's purchase of a $650,000 commercial real estate loan participation, which represented a 50% interest in the outstanding loan balance. Notwithstanding the increase experienced in the Association's loan volume during 2002, the balance of loans receivable has steadily declined since year end 2000. The decline experienced in the loans receivable balance has bee mostly attributable to accelerated repayments of 1-4 family loans as the result of borrowers refinancing into lower rate loans. Flatbush Federal's loan growth was also negatively impacted by the sale of a limited amount of fixed rate loan originations in 2002 and the first quarter 2003. With the exception of the loan participation purchased in the first quarter of 2003, the Association did not purchase any other loans during the past two and one-quarter years.

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PAGE 1.16


Asset Quality
-------------

     The Association's 1-4 family lending emphasis has supported maintenance of favorable credit quality measures during the past two and one-quarter years. Over the past two and one-quarter years, Flatbush Federal's balance of non-performing assets and accruing-loans that are 90 days or more past due ranged from a low of 0.24% of assets at year end 2002 to a high of 0.51% of assets at year end 2001. As of March 31, 2003, the Association's non-performing assets-to-assets ratio equaled 0.37%. As shown in Exhibit I-11, the Association's balance of non-performing assets at March 31, 2003 consisted of $505,000 of non-accruing loans and $13,000 of accruing loans more than 90 days past due. Loans secured by 1-4 family permanent mortgage loans accounted for all but $3,000 of the non-performing loan balance at March 31, 2003.

     The Association's management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Association maintained valuation allowances of $175,000 at March 31, 2003, equal to 0.20% of total loans receivable and 33.8% of non-accruing loans and accruing loans more than 90 days past due.

Funding Composition and Strategy
--------------------------------

     Deposits have generally been the only interest-bearing funding source utilized by the Association and at March 31, 2003 deposits accounted for 100% of the Association's interest-bearing funding base. Exhibit I-12 sets forth the Association's deposit composition for the past two and one-quarter years and
Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at March 31, 2003. CDs represent the largest component of the Association's deposit composition, with Flatbush Federal's current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2003, the CD portfolio totaled $74.6 million or 57.6% of total deposits and 64.5% of the CDs were scheduled to mature in one year or less. As of March 31, 2003, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $12.6 million or 16.9% of total CDs. Flatbush Federal does not

RP FINANCIAL, LC.
PAGE 1.17

maintain any brokered CDs. Deposit rates offered by the Association are generally in the middle-to-upper end of the range of rates offered by local competitors.

     Lower cost savings and transaction accounts comprise the balance of the Association's deposit composition, with such deposits amounting to $55.0 million or 42.4% of total deposits at March 31, 2003. Savings accounts comprised slightly more than 90% of the Association's core deposits at March 31, 2003. In general, the Association's overall deposit composition has exhibited little change during the past two and one-quarter years. As of December 31, 2001, CDs and core deposits equaled 57.4% and 42.6% of the Association's total deposits, respectively.

Subsidiary
----------

     Flatbush Federal maintains one active subsidiary, Flatbush REIT, Inc. Flatbush REIT, Inc. was incorporated in 2001 as a special purpose real estate investment trust under New York law. Flatbush REIT, Inc. holds a portion of the Association's mortgage loan portfolio.

Legal Proceedings
-----------------

     Flatbush Federal is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Association.

RP FINANCIAL, LC.
PAGE 2.1


                                 II. MARKET AREA


Introduction
------------

     Flatbush Federal conducts operations out of its headquarters office in the Flatbush section of central Brooklyn, Kings County, New York. The Association also maintains two branches, one is located in the Bensonhurst section of Brooklyn and one is located in the Brighton Beach section of southern Brooklyn. Most of the Association's loans and deposits are generated from Kings County residences and businesses, with the Borough of Brooklyn serving as the largest source of loans and deposits for the Association. The Association's lending activities extend into nearby surrounding markets in the New York metropolitan area, particularly in Queens County and Suffolk County. Exhibit II-1 provides information on the Association's office facilities.

     The New York MSA is the largest money center in the nation. Accordingly, the Association's competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and most of which are larger than the Association in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Association. Magnifying the already highly competitive market environment has been the overall decline in New York City's economic activity, which commenced during the decline in the national stock markets in 2000. The downturn in the New York City economy was exacerbated by the September 2001 terrorists acts, which significantly slowed tourism and business travel to the metropolitan area.

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Association, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Association and the relative economic health of the Association's market area.

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RP FINANCIAL, LC.
PAGE 2.2


Market Area Demographics
------------------------

     Key demographic and economic indicators in the Association's market include population, number of households and household/per capita income levels. Trends in these key measures are summarized by the data presented in Table 2.1 from 1990 to 2002 and projected through 2007. Data for the nation and the State of New York is included for comparative purposes. Flatbush Federal operates in a densely populated metropolitan area, as Kings County's population is approaching
2.5 million. Population and household growth rates for Kings County have been and are projected to remain will below the comparable U.S. measures, while slightly exceeding the comparable historical and projected growth rates for the State of New York.

     Median household and per capita income levels in Brooklyn are lower than the comparable measures recorded for the State of New York and the nation. Brooklyn is home to a broad socioeconomic spectrum of citizens with a wide range of income levels, and a significant portion of the Kings County population is employed in relatively low wage blue collar jobs. Brooklyn is also home to a significant immigrant population, many of whom are at the lower end of the income scale. These demographic characteristics are also true in the areas surrounding the branches in Brooklyn.

National Economic Factors
-------------------------

     The future success of the Association's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, economic data at the beginning of the second quarter of 2002 provided indications that the economic recovery was tapering off, based on a slower rate of expansion in the manufacturing sector and a decline in construction activity. However, consumer spending remained strong in the second quarter as evidenced by a surge in retail sales. Likewise, supported by the lower interest rate environment demand for housing remained strong in the second quarter as well.

     Indications that the economy's recovery was tapering off became more pronounced at the beginning of the third quarter. Manufacturing activity declined and a decline in consumer confidence translated into soft retail sales. Notwithstanding the decline in consumer confidence and weak labor market, consumer spending remained strong in third quarter particularly for

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PAGE 2.3







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RP FINANCIAL, LC.
PAGE 2.4


purchases of homes and cars. Consumer confidence fell to a nine-year low at the beginning of the fourth quarter, reflecting the impact of stock market losses, war fears and a sagging economic recovery. The economy generally grew slowly through the end of 2002, while business spending in all sectors continued to be limited. Job growth was also negatively impacted by the curtailment in business spending, as the national unemployment rate reached an eight-year high of 6.0% in November 2002. Despite the slumping economy, historically low mortgage rates supported a strong housing market for the final three months of 2002.

     Economic data for January 2003 suggested that the economy was starting to improve, as the U.S. unemployment rate fell to a three-month low of 5.7%. Also, retail sales and manufacturing activity for January showed unexpected strength, although prospects for future growth remained uncertain as the February consumer sentiment index dropped to a nine-and-a-half year low. War fears and higher energy prices cast a pall over the economy in February, as jobless claims rose to a two-month high and retail sales declined. Housing starts dropped sharply in February, because of bad weather and war worries. Employment data further signaled that the economic recovery was faltering, as the U.S. economy suffered a worse-than-expected decline in payrolls in March. Notwithstanding the loss of jobs in March, the U.S. unemployment rate for March remained steady at 5.8%. Overall, the national economy grew at a 1.6% annual rate in the first quarter, as growth in consumer spending slowed and companies cut both capital spending and inventory restocking.

     The beginning of the second quarter of 2003 provided mixed economic signals. Initial jobless claims hit a one-year high in late-April, but consumer sentiment also edged higher in April. Despite the improvement in consumer sentiment, which was expected to support an increase in spending, the outlook for job growth remained dim. Job losses continued in April for the third month in a row and the national unemployment rate rose to 6.0% in April. The manufacturing sector also continued to struggle in April, as industrial production declined for the second straight month and factories were operating at their lowest rate in 20 years. Comparatively, economic data for May exhibited some positive signs, as a regional manufacturing report showed factory expansion and May consumer sentiment improved from April. Retail sales also increased in May, but the labor market remained weak.

RP FINANCIAL, LC.
PAGE 2.5


     In terms of general interest rate trends over the past year, interest rates eased lower at the beginning of the second quarter of 2002 as the economic recovery showed signs of faltering and the Federal Reserve indicated that a near term rate increase was becoming increasingly unlikely. In fact, at its early-May meeting, the Federal Reserve left rates at a 40-year low, stating that the risks of economic weakness and inflation were equally balanced. The mild downward trend in interest rates continued through the end of the second quarter, as selling pressure in stocks and political turmoil abroad further added to the attractiveness of U.S. Treasuries as a safe investment alternative. The extended sell-off in the stock market and indications of a weakening economic recovery provided for further easing of interest rates during much of the third quarter, with the yield on the U.S. Treasury note falling below 4.0% for the first time in 40 years in early-September 2002.

     Interest rates settled below 4.0% through the balance of the third quarter and into the beginning of the fourth quarter, as the Federal Reserve elected to hold interest rates steady at its late-September meeting but hinted at the possibility of lowering rates in the fourth quarter. A recovery in the stock market pushed U.S. Treasury prices lower, as the yield on the 10-year bond moved back above 4.0% in mid-October. However, bond prices strengthened in late-October, primarily on the basis of more weak economic data and growing expectations of an interest rate cut by the Federal Reserve. An unexpectedly large half a percentage point rate cut by the Federal Reserve and a sell-off in the stock market served to extend the bond market rally into early-November. Interest rates edged higher in late-November and early-December, as investors shifted more money to stocks from bonds. Bond prices strengthened at the close of 2002, with the yield on the U.S. Treasury note falling back below 4.0%. The struggling economy and growing geopolitical concerns were noted factors that contributed to the rebound in bond prices.

     A rally in the stock market pushed interest rates higher at the beginning of 2003, although bond prices recovered in late-January on more soft economic data and a decline in stocks. The Federal Reserve left rates unchanged at its late-January meeting, indicating that the risks between weakness and inflation were balanced. Despite signs of a strengthening economy, Treasury prices moved higher in mid-February on the growing threat of war with Iraq and a downward trend in stocks. Signs of a stalling economic recovery and a sell-off in equities extended the downward trend in interest rates through early-March, sending U.S. Treasury yields to their

RP FINANCIAL, LC.
PAGE 2.6


lowest level since 1958. Comparatively, interest rates moved higher in mid-March, as stocks rallied sharply higher on expectations of a quick and decisive U.S. led strike on Iraq. The Federal Reserve left rates unchanged at its mid-March meeting, signaling uncertainty of the current strength of the economy due to the Iraq conflict. Bond prices strengthened in late-March, as weak economic data and fears that the war in Iraq could be longer and more difficult than initially anticipated served to push the yield on the 10-year Treasury note back below 4.0%.

     Treasury prices moved lower at the beginning of the second quarter of 2003, as the bond market ignored weak economic data and focused mainly on news of U.S. war successes in Iraq that sparked a rally in stocks. Weak economic data provided support for Treasury prices in mid-April, as the yield on the 10-year U.S. Treasury note stabilized at slightly below 4.0% through the end of April. The Federal Reserve concluded to leave short-term interest rates unchanged at its meeting in early-May. However, in a major shift, the central bank signaled that it may cut rates later to ward off the possibility of deflation, which served to boost Treasury prices following the Federal Reserve meeting. Amid more signs of economic sluggishness and growing concerns of deflation, Treasury yields plunged to their lowest levels in 45 years through the end of May and into early-June. Treasury yields declined further in mid-June on news of a shake-up among Freddie Mac's top executives due to accounting concerns and increasing expectations that the Federal Reserve would cut rates again. As of June 13, 2003, one- and ten-year U.S. Treasury bonds were yielding 0.91% and 3.10%, respectively, versus comparable year ago rates of 2.09% and 4.91%.
Exhibit II-2 provides historical interest rate trends from 1995 through June 13, 2003.

Local Economy
-------------

     The greater New York metropolitan area has a significant economic base, which is diversified among a broad base of industry sectors. New York City is home to a significant number of national and international corporations, Fortune 500 companies, along with many mid-sized and smaller companies with no specific concentration in one industry. As is typical of large urban centers, the services industry is the fastest growing and largest employment sector in Kings County. As shown in Table 2.2, the State of New York and Kings County reported the largest proportion of employment in services followed by wholesale/retail trade, and finance,

RP FINANCIAL, LC.
PAGE 2.7


insurance and real estate. Kings County maintained a notably higher level of employment in services compared to New York, while employment in government was notably higher in New York. Finance, insurance and real estate employment was higher in New York than Kings County, due in part of the large number of financial service providers that are based in Manhattan. Jobs in manufacturing has been a declining source of employment in Kings County as well as New York, which is consistent with employment trends throughout the Northeast corridor.

                                    Table 2.2
                     Primary Market Area Employment Sectors

                                         (Percent of Labor Force)

  Employment Sectors                     New York            Kings
  ------------------                     --------            -----

  Services                                37.2%             47.2%
  Wholesale/Ret. Trade                    18.6              18.3
  Finance, Ins., Real Estate              10.8               7.9
  Manufacturing                            8.6               7.2
  Transportation/Public Util.              4.9               6.8
  Government                              14.1               6.4
  Construction                             4.4               5.8
  Other                                    0.8               0.4
  Agriculture                              0.6               0.0
                                           ---               ---
                                         100.0%            100.0%

     Source: REIS DataSource.


     Comparative unemployment rates for Kings County, as well as for the U.S. and New York, are shown in Table 2.3. Kings County's unemployment rate was notably higher than the comparable U.S. and New York measures as of April 2003, which tends to be a characteristic of the inner city markets of most major metropolitan areas. The current unemployment rate in Kings County also reflected a more significant increase from a year ago, in comparison to the U.S. unemployment rate which increased slightly and the New York unemployment rate which did not change.

RP FINANCIAL, LC.
PAGE 2.8


                                         Table 2.3
                       Flatbush Federal Savings and Loan Association
                              Market Area Unemployment Trends

                                       April 2002                April 2003
         Region                       Unemployment              Unemployment
         ------                       ------------              ------------

         United States                    5.7%                      5.8%
         New York                         5.9                       5.9
         Kings County                     8.3                       8.9

         Source: U.S. Bureau of Labor Statistics.


Market Area Deposit Characteristics and Competition
---------------------------------------------------

     Competition among financial institutions in the Association's market area i-s significant, and, as larger institutions compete for market share to achieve economies of scale, the market environment for the Association's products and services is expected to remain highly competitive in the future. Among the Association's competitors are much larger and more diversified institutions, which have greater resources than maintained by Flatbush Federal. Financial institution competitors in the Association's primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Flatbush Federal has sought to emphasize its community orientation in the markets served by its branches.

     Table 2.4 displays deposit trends for thrift and commercial bank branches maintained in Kings County from 1998 to 2002. Additional data is also presented for the State of New York. The data indicates that total commercial bank and thrift deposits have increased in Kings County during the four year period, although at a slower rate compared to deposit growth posted by all New York commercial banks and thrifts. Commercial banks exhibited stronger deposit growth than savings institution in both the State of New York and Kings County, which was supported by their larger market share of deposits and larger number of branches. Savings institutions maintained a 47.9% market share of deposits in Kings County at June 30, 2002, which was notable higher than the comparable 16.0% ratio indicated for the State of New York.

     Flatbush Federal recorded only a slight increase in deposits during the four-year year

RP FINANCIAL, LC.
PAGE 2.9

RP FINANCIAL, LC.
PAGE 2.10


period, which resulted in a slight decline in the Association's market share of deposits in Kings County. As of June 30, 2002, the Association maintained a 0.4% market share of deposits in Kings County, which represented the 23rd largest market share of deposits in Kings County out of 39 total thrift and bank competitors. The largest competitors in the Association's market area are listed in Table 2.5.

                                      Table 2.5
                    Flatbush Federal Savings and Loan Association
                        Market Area County Deposit Competitors


     Location                            Name
     --------                            ----

     Kings County, NY          JP Morgan Chase
                               HSBC Bank USA
                               Washington Mutual Bank, FA
                               Citibank, National Association
                               GreenPoint Bank
                               Independence Community Bank
                               Astoria FS&LA
                               Apple Bank for Savings
                               Banco Popular North America
                               Dime Savings Bank of Williamsburg

     Source: FDIC.

     The Association's future deposit growth may be potentially enhanced by the infusion of stock proceeds, as the additional capital will improve Flatbush Federal's competitive position and leverage capacity. The Association should also continue to benefit from its long history of operating as a community-oriented financial institution. However, given the significant competitive forces that maintain a presence in Kings County in conjunction with the limited demographic growth that is projected for the market area, it is unlikely that the Association will be able to achieve notable deposit growth without paying above market rates for deposits or further expanding its branch network.

RP FINANCIAL, LC.
PAGE 3.1


                            III. PEER GROUP ANALYSIS


     This chapter presents an analysis of Flatbush Federal's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Flatbush Federal is provided by these public companies. Factors affecting the Association's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Flatbush Federal and the Peer Group, will then be used as a basis for the valuation of Flatbush Federal's to-be-issued common stock.

Peer Group Selection
--------------------

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 20 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

     Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Flatbush Federal's valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Association's Peer Group is consistent with the regulatory guidelines

RP FINANCIAL, LC.
PAGE 3.2


and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison
-------------------

     This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offerings. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Association. The differences between the Peer Group's reported financial data

RP FINANCIAL, LC.
PAGE 3.3


and the financial data of Flatbush Federal as a mutual institution are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Flatbush Federal's Peer Group
-----------------------------

     Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New York-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Flatbush Federal. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Association, the selection criteria for the Peer Group was to select the ten smallest publicly-traded MHCs in terms of asset size. The asset sizes of the Peer Group companies ranged from $87 million to $628 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

     Unlike the universe of publicly-traded thrifts, which includes approximately 230 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this

RP FINANCIAL, LC.
PAGE 3.4


valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Flatbush Federal and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Flatbush Federal and the Peer Group.

     Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Flatbush Federal, we believe such companies form a good basis for the valuation of Flatbush Federal, subject to certain valuation adjustments.

     In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (12.55% of assets versus 10.44% for the all public average), generate lower earnings on a return on average assets basis (0.68% ROAA versus 0.88% for the all public average), and generate a lower return on equity (5.46% ROE versus 9.24% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

                                                                                    FULLY
                                                                   PEER GROUP     CONVERTED
                                                       ALL          REPORTED        BASIS
                                                 PUBLICLY-TRADED      BASIS      (PRO FORMA)
                                                 ---------------      -----      -----------
     Financial Characteristics (Averages)
     ------------------------------------
     Assets ($Mil)                                     2,282            281           315
     Equity/Assets (%)                                 10.44%         12.55%        22.47%
     Return on Assets (%)                               0.88           0.68          0.73
     Return on Equity (%)                               9.24           5.46          3.25

RP FINANCIAL, LC.
PAGE 3.5

RP FINANCIAL, LC.
PAGE 3.6

                                                                                    FULLY
                                                                   PEER GROUP     CONVERTED
                                                       ALL          REPORTED        BASIS
                                                 PUBLICLY-TRADED      BASIS      (PRO FORMA)
                                                 ---------------      -----      -----------
     Pricing Ratios (Averages)(1)
     ----------------------------
     Price/Earnings (x)                               15.604x         24.48x        23.36x
     Price/Book (%)                                   144.62%        197.35%        95.10%
     Price/Assets (%)                                  14.93          24.37         21.43

     (1) Based on market prices as of June 13, 2003.

     The following sections present a comparison of Flatbush Federal's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition
-------------------

     Table 3.2 shows comparative balance sheet measures for Flatbush Federal and the Peer Group. Flatbush Federal's and the Peer Group's ratios reflect balances as of March 31, 2003, unless otherwise indicated for the Peer Group companies. Flatbush Federal's net worth base of 6.0% was well below the Peer Group's average net worth ratio of 12.6%. Net proceeds realized from the Association's minority stock offering will serve to narrow the difference between the capital levels maintained by Flatbush Federal and the Peer Group, although the Peer Group's capital position will continue to exceed the Association's pro forma capital position. All of the Association's capital consisted of tangible capital, while the Peer Group's capital included intangibles equal to 0.6% of assets. The Peer Group's higher level of capital is considered to be more favorable from a risk perspective and in terms of future earnings potential that may potentially be realized through leverage and lower funding costs. The Peer Group's capital ratios also reflected greater capital surpluses with respect to the regulatory capital requirements.

     The interest-earning asset compositions for the Association and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Flatbush Federal and the Peer Group. The Association's loans-to-assets ratio of 61.9% exceeded the comparable Peer Group ratio of 56.3%. Comparatively, the Peer Group's cash and investments-

RP FINANCIAL, LC.
PAGE 3.7

RP FINANCIAL, LC.
PAGE 3.8


to-assets ratio of 39.2% exceeded the comparable ratio for the Association of 36.4%, as the Peer Group's higher ratio of investment securities more than offset the Association's higher ratio of cash and cash equivalents. Overall, Flatbush Federal's interest-earning assets amounted to 98.3% of assets, which exceeded the comparable Peer Group ratio of 95.5%.

     Flatbush Federal's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Association's deposits equaled 92.5% of assets, which was above the Peer Group average of 74.1%. Deposits constituted the only interest-bearing source of funds utilized by the Association, while the Peer Group supplemented deposits with borrowings equal to 11.6% of assets. Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 92.5% and 85.7%, respectively, with the Peer Group's lower ratio supported by its maintenance of a higher capital position.

     A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Association's IEA/IBL ratio is less favorable than the Peer Group's ratio, based on respective ratios of 106.3% and 111.4%. The additional capital realized from stock proceeds should serve to strengthen the Association's IEA/IBL ratio, as the interest free capital realized from Flatbush Federal's stock offering is expected to be mostly deployed into interest-earning assets.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Flatbush Federal's growth rates are based on annualized growth for the fifteen month period ended March 31, 2003, while the Peer Group's growth rates are based on annual growth for the twelve months ended March 31, 2003 or the most recent period available. Flatbush Federal's assets increased at a 5.8% annualized rate, versus an 11.2% asset growth rate posted by the Peer Group. The Peer Group's stronger growth measures were in part supported by acquisition related growth, as BCSB Bankcorp, Oneida Financial and Pathfinder Bancorp completed acquisitions during the twelve month period. Flatbush Federal's asset growth was realized through growth of cash and investments, which included funds redeployed from the pay down of the loan portfolio. Comparatively, asset growth for the Peer Group consisted of cash and investments, as well as loans, with a higher growth rate indicated for cash and investments.

RP FINANCIAL, LC.
PAGE 3.9


Overall, the Peer Group's asset growth measures would tend to indicate greater earnings growth potential relative to the Association's asset growth measures, given the generally higher yields earned on loans relative to cash and investments and the Peer Group's overall stronger growth of interest-earning assets.

     A 5.8% increase in deposits adequately funded Flatbush Federal's asset growth. Acquisition related growth also contributed to the higher deposit and borrowing growth rates indicated for the Peer Group, as the Peer Group posted deposit and borrowing growth rates of 14.4% and 7.8%, respectively. Capital growth rates posted by the Association and the Peer Group equaled 1.1% and 2.8%, respectively. Ordinarily, the Association's lower capital position, as well as the absence of dividend payments and stock repurchases, would support a stronger capital growth rate for the Association. However, those factors were more than offset by the Association's lower return on assets ratio. The Peer Group's slightly negative tangible net worth growth rate reflects the impact of goodwill and intangibles added during the period in connection with the acquisitions that were completed by three of the Peer Group companies.

Income and Expense Components
-----------------------------

     Table 3.3 displays comparable statements of operations for the Association and the Peer Group, based on earnings for the twelve months ended March 31, 2003, unless otherwise indicated for the Peer Group companies. Flatbush Federal and the Peer Group reported net income to average assets ratios of 0.18% and 0.66%, respectively. A higher level of non-interest operating income, a lower level of operating expenses, a higher level of net gains and a lower effective tax rate accounted for the Peer Group's higher return. The Association's earnings reflected comparative earnings advantages with respect to net interest income and loan loss provisions.

     The Association's stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Peer Group's higher interest income ratio. The Peer Group's higher interest income ratio was realized through earning a higher yield on interest-earning assets (6.20% versus 5.64% for the Association), as the Association maintained a relatively high percentage of its interest-earning assets in very low yielding cash and cash equivalents (16.0% of assets versus 7.6% for the Peer Group). Similarly,

RP FINANCIAL, LC.
PAGE 3.10

RP FINANCIAL, LC.
PAGE 3.11


the Association's lower interest expense ratio was supported by maintaining a lower cost of funds (2.22% versus 3.02% for the Peer Group), which was partially offset by the Peer Group's maintenance of a lower ratio of interest-bearing liabilities as a percent of assets (85.7% versus 92.5% for the Peer Group). Overall, Flatbush Federal and the Peer Group reported net interest income to average assets ratios of 3.48% and 3.33 %, respectively.

     In another key area of core earnings strength, the Association maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Association and the Peer Group reported operating expense to average assets ratios of 3.40% and 2.81%, respectively. Consistent with the Association's higher operating expense ratio, Flatbush Federal maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $2.9 million for the Association, versus a comparable measure of $3.3 million for the Peer Group. On a post-offering basis, the Association's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. At the same time, the Association's capacity to leverage operating expenses through asset growth has been substantially limited by its relatively low capital ratio. Accordingly, following the increase in capital realized from the infusion of net stock proceeds, the Association will be bettered position to offset increases in operating expenses with asset growth.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group's earnings strength was greater than the Association's. Expense coverage ratios posted by Flatbush Federal and the Peer Group equaled 1.02x and 1.19x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.57% and 0.22% of the Peer Group's and

RP FINANCIAL, LC.
PAGE 3.12


Flatbush Federal's average assets, respectively. The Association's relatively low earnings contribution realized from non-interest operating income is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been fairly limited. Taking non-interest operating income into account in comparing the Association's and the Peer Group's earnings, Flatbush Federal's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 91.9% was less favorable than the Peer Group's efficiency ratio of 71.8%. The Peer Group's more favorable efficiency ratio was realized through earning a higher level of non-interest operating income and maintaining a lower operating expense ratio, which more than Association's higher ratio of net interest income.

     Loan loss provisions had a larger impact on the Peer Group's earnings, as only a nominal amount of loss provisions were established by the Association during the twelve month period. Comparatively, loss provisions established by the Peer Group equaled 0.26% of average assets. The higher level of loss provisions established by the Peer Group was consistent with its greater degree of diversification into higher risk types of lending (see Table 3.4).

     Net gains realized from the sale of assets were a slightly larger contributor to the Peer Group's earnings, with such gains amounting to 0.10% and 0.02% of average assets for the Peer Group and Flatbush Federal, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans, investments and other assets, the net gains reflected in the Association's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Association's or the Peer Group's earnings.

     Taxes were a larger factor in the Association's earnings, reflecting the relatively high effective tax rate that is applicable to a New York City based institution.

Loan Composition
----------------

     Table 3.4 presents data related to the Association's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Association's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and

RP FINANCIAL, LC.
PAGE 3.13

RP FINANCIAL, LC.
PAGE 3.14


mortgage-backed securities than maintained by the Peer Group (55.6% versus 48.1% for the Peer Group). The Association's higher ratio was attributable to maintaining a higher concentration of 1-4 family loans, as the Peer Group maintained a higher ratio of mortgage-backed securities compared to the Association. Given the Association's general philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's relatively low average balance of loans serviced for others of $27.7 million implies that the Peer Group companies have also emphasized originating loans for investment. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles, as servicing assets equaled 0.05% of the Peer Group's assets.

     Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Peer Group (10.1% of assets), followed by commercial business loans (6.4% of assets). The Association's lending diversification consisted primarily of commercial real estate/multi-family loans and construction/land loans, with those portfolios equaling 4.9% and 3.2% of assets, respectively. Construction/land loans accounted for the only lending area where the Association maintained a greater degree of lending diversification than the Peer Group. The Peer Group's more significant diversification into higher risk types of lending translated into a higher risk-weighted assets-to-assets ratio than maintained by the Association (54.21% versus 39.90% for the Association).

Interest Rate Risk
------------------

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group companies. In terms of balance sheet composition, Flatbush Federal's interest rate risk characteristics were considered to be less favorable than the Peer Group's, as implied by the Association's lower equity-to-assets and IEA/IBL ratios. A lower level of non-interest earning assets represented an advantage for the Association with respect to limiting interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should serve to provide the Association Company with balance sheet

RP FINANCIAL, LC.
PAGE 3.15

RP FINANCIAL, LC.
PAGE 3.16


measures for interest rate risk that are more comparable to the Peer Group's ratios, although the Association's pro forma capital position will remain lower than the Peer Group's equity-to-assets ratio.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Flatbush Federal and the Peer Group. In general, the more significant volatility reflected in the quarterly changes in the Association's net interest income ratios implies that a greater degree of interest rate risk was associated with Flatbush Federal's net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Association's net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Association's assets.

Credit Risk
-----------

     Overall, the credit risk associated with the Association's loan portfolio was considered to be less than the Peer Group's, as implied by the Association's more favorable credit quality measures for non-performing loans and less significant diversification into higher risk types of lending. As shown in Table 3.6, Flatbush Federal's ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was less than the comparable Peer Group ratio (0.37% versus 0.85% for the Peer Group). Likewise, Flatbush Federal's non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was lower than the Peer Group's ratio (0.58% versus 1.35% for the Peer Group). The Association's credit risk exposure was also considered to be more favorable with respect to the less significant impact of net charge-offs recorded for the twelve month period, as net loan charge-offs equaled 0.02% and 0.26% of net loans receivable for the Association and the Peer Group, respectively. However, the greater credit risk exposure implied by the Peer Group's less favorable credit quality measures was somewhat offset by the Peer Group's maintenance of stronger reserve ratios, as the Peer Group maintained a significantly higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due

RP FINANCIAL, LC.
PAGE 3.17

RP FINANCIAL, LC.
PAGE 3.18


(161.4% versus 33.8% for the Association) and a significantly higher level of reserves as a percent of loans (1.06% versus 0.20% for the Association).

Summary
-------

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Flatbush Federal. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP FINANCIAL, LC.
PAGE 4.1


                             IV. VALUATION ANALYSIS

Introduction
------------

     This chapter presents the valuation analysis and methodology used to determine Flatbush Federal's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Association and the Peer Group, and determination of the Association's pro forma market value utilizing the market value approach.

Appraisal Guidelines
--------------------

     The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and
(3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP FINANCIAL, LC.
PAGE 4.2


RP Financial Approach to the Valuation
--------------------------------------

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Association's operations and financial condition; (2) monitor the Association's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Flatbush Federal's value, the market value of the stocks of public MHC institutions, or Flatbush Federal's value alone. To the extent a change in factors impacting the

RP FINANCIAL, LC.
PAGE 4.3


Association's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis
------------------

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Flatbush Federal coming to market at this time.

1.   Financial Condition
     -------------------

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Association's and the Peer Group's financial strength are noted as follows:

     o OVERALL A/L COMPOSITION. Loans funded by retail deposits were the primary components of both Flatbush Federal's and the Peer Group's balance sheets. Flatbush Federal's interest-earning asset composition exhibited a higher concentration of loans, while the Peer Group's loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. The Peer Group's more notable diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio than maintained by the Association. Flatbush Federal's funding composition reflected a higher concentration of deposits and a lower concentration of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Association maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities than indicated for the Peer Group, which resulted in a lower IEA/IBL ratio for the Association. The infusion of stock proceeds should serve to increase the Association's IEA/IBL ratio and, thus, narrow the comparative advantage currently indicated in the Peer Group's IEA/IBL ratio. For valuation purposes, RP

RP FINANCIAL, LC.
PAGE 4.4


          Financial concluded no adjustment was warranted for the Association's overall asset/liability composition.

     o CREDIT QUALITY. The Association maintained lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. Reserve coverage ratios were significantly stronger for the Peer Group, both as a percent of loans and as a percent of non-performing loans. Net loan charge-offs were more significant for the Peer Group and the Peer Group maintained a higher risk weighted assets-to-assets ratio. Overall, in comparison to the Peer Group, the Association's measures imply a lower degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Association's credit quality.

     o BALANCE SHEET LIQUIDITY. The Association operated with a slightly lower balance of cash and investment securities relative to the Peer Group (36.4% of assets versus 39.2% for the Peer Group). However, the Association was considered to have ample liquidity, given its relatively high balance of cash and cash equivalents and its ratio of cash and investments ratio will increase with the deployment of proceeds into investments. Flatbush Federal's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings maintained by the Peer Group; however, both the Association and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Association and the Peer Group were not viewed as being materially different and, thus, RP Financial concluded that no adjustment was warranted for the Association's balance sheet liquidity.

     o FUNDING LIABILITIES. Retail deposits served as the only interest-bearing source of funds for the Association, while the Peer Group supplemented deposits with a limited amount of borrowings. The Association's funding composition provided for a lower cost of funds, which was somewhat offset by the Peer Group's lower level of interest-bearing liabilities maintained as a percent of assets. Following the stock offering, the increase in Flatbush Federal's capital position should serve to lower the Association's level of interest-bearing liabilities to a ratio that is more comparable to the Peer Group's ratio. For purposes of this valuation, RP Financial concluded that a slight upward adjustment was warranted for Flatbush Federal's funding composition.

     o CAPITAL. The Association's equity-to-assets ratio of 6.0% is currently well below the comparable Peer Group ratio of 12.6%. While the Association's capital position will be strengthened by the infusion of net proceeds realized from the minority stock offering, the Peer Group's current equity-to-ratio will continue to exceed Flatbush Federal's pro forma equity-to-assets ratio. The Peer Group's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a moderate downward adjustment was warranted for the Association's pro forma capital position.

RP FINANCIAL, LC.
PAGE 4.5


     On balance, Flatbush Federal's pro forma balance sheet strength was considered to be comparable to the Peer Group's, as the Association's slightly more favorable credit quality and funding composition measures were considered to be substantially negated by the Peer Group's stronger capital position.

2.   Profitability, Growth and Viability of Earnings
     -----------------------------------------------

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o REPORTED EARNINGS. The Association recorded notably lower earnings on a ROAA basis (0.18% of average assets versus 0.66% for the Peer Group). A higher level of non-interest operating income, a lower level of operating expenses and a lower effective tax rate supported the higher return posted by the Peer Group. A stronger net interest margin and a lower level of loss provisions represented earnings advantages for the Association. The Association's pro forma return on average assets should improve through the reinvestment of stock proceeds into interest-earning assets. Following the infusion of stock proceeds, the Association will also be in a better position to increase earnings through balance sheet growth, which would also serve to somewhat offset the increase in operating expenses that will result from the implementation of the stock benefit plans. Overall, the differences between the Association's and the Peer Group's reported earnings were considered to be representative of the Peer Group's stronger earnings. Accordingly, RP Financial concluded that the Association's less favorable reported earnings warranted a significant downward adjustment for valuation purposes.

     o CORE EARNINGS. The Association's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Association operated with a higher net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. The Association's higher net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.02x versus 1.19x for the Peer Group). The Peer Group's lower level of operating expenses and higher level of non-interest operating income also provided for a more favorable efficiency ratio (71.8% versus 91.9% for the Association). Loss provisions had a larger impact on the Peer Group's earnings, which was consistent with the Peer Group's slightly less favorable credit quality measures and greater diversification into higher risk types of lending. Overall, these measures, as well as the expected earnings benefits the Association should realize from the redeployment of stock proceeds into interest-

RP FINANCIAL, LC.
PAGE 4.6


          earning assets, which will somewhat be negated by expenses associated with the stock benefit plans, indicated that the Peer Group's core earnings were more favorable than the Association's and a moderate downward adjustment was warranted for the Association's core earnings.

     o INTEREST RATE RISK. Quarterly changes in the Association's and the Peer Group's net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Association's net interest margin. The Peer Group's stronger capital and IEA/IBL ratios, which was partially offset by the Association's lower level of non-interest earning assets, implied a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Association's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should reduce the current advantages indicated for the Peer Group's ratios. Overall, RP Financial concluded that the interest rate risk associated with the Association's earnings was greater than the Peer Group's earnings interest rate risk exposure and a slight downward valuation adjustment was necessary for this factor.

     o CREDIT RISK. Loan loss provisions were a larger factor in the Peer Group's earnings, as only a nominal amount of loss provisions were established by the Association for the twelve months ended March 31, 2003. In terms of future exposure to credit quality related losses, the Association's and the Peer Group's credit quality measures generally implied a comparable degree of earnings credit risk exposure. In particular, the lower earnings credit risk associated with the Association's lower ratios of non-performing assets and non-performing loans was considered to be offset by the lower earnings credit risk associated with the Peer Group's significantly stronger reserve coverage ratios as a percent of loans and non-performing loans. Overall, RP Financial concluded that no adjustment was warranted for this factor.

     o EARNINGS GROWTH POTENTIAL. Several factors were considered in assessing earnings growth potential. First, the Peer Group's recent historical balance sheet growth has been stronger than the Association's. Second, trends in interest-earning asset composition suggest stronger earnings growth potential for the Peer Group, as the Association's growth has consisted of lower yielding cash and investments partially offset by shrinkage of the loan portfolio. Comparatively, asset growth for the Peer Group has been realized in cash and investment as well as higher yielding loans. Lastly, the infusion of stock proceeds will increase the Association's earnings growth potential with respect to leverage capacity. Overall, the Association's earnings growth potential appears to be less favorable than that of the Peer Group's, and, thus, we concluded that a slight downward adjustment was warranted for this factor.

     o RETURN ON EQUITY. The Association's significantly lower return on assets ratio will also result in a return on equity ratio that is below the Peer Group average. In view of the lower capital growth rate that will be imposed by Flatbush Federal's lower return on equity, we concluded that a moderate downward adjustment was warranted for the Association's ROE.

RP FINANCIAL, LC.
PAGE 4.7


     Overall, the Association's less favorable reported and core earnings, higher interest rate risk exposure, less favorable earnings growth potential and expected lower return on equity warranted a moderate downward adjustment for profitability, growth and viability of earnings.

3.   Asset Growth
     ------------

     Flatbush Federal's asset growth was less than the Peer Group's during the period covered in our comparative analysis (5.8% versus 11.2% for the Peer Group). Additionally, the Peer Group's recent interest-earning asset growth has included higher yielding loan growth, while the Association's interest-earning asset growth has consisted solely of lower yielding cash and investments with such growth in part attributable to funds redeployed from the pay down of the loan portfolio. On a pro forma basis, the Association's tangible equity-to-assets ratio will remain below the Peer Group's ratio, indicating a continuance of greater leverage capacity for the Peer Group. On balance, we believe a moderate downward adjustment was warranted for this factor.

4.   Primary Market Area
     -------------------

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in New York City, the Association serves a highly urbanized market area. The dense population of the market area served by the Association is viewed as conducive for supporting loan and deposit growth opportunities, but at the same time the Association's New York City location equates to significant competition for loans and deposits from larger financial institutions who provide a broader array of services and have significantly larger branch networks than maintained by the Flatbush Federal. The Association's market area includes a high percentage of low-to-moderate income households, as indicated by Kings County's relatively low per capita income measure.

     Overall, the markets served by the Peer Group companies were viewed as less favorable with respect to supporting growth opportunities, based on the population growth rates and population densities of the markets served by the Peer Group companies (see Exhibit III-3). However, the Peer Group companies also faced considerably less competition than the

RP FINANCIAL, LC.
PAGE 4.8


Association, as indicated by the significantly higher deposit market share that was maintained by the Peer Group companies on average (15.9% versus 0.4% for the Association). As shown in Table 4.1, April 2003 unemployment rates for the markets served by the Peer Group companies were all lower than the unemployment rate indicated for Kings County. On balance, we concluded that a slight downward adjustment was appropriate for the Association's market area.

                                Table 4.1
                     Market Area Unemployment Rates
            Flatbush Federal and the Peer Group Companies(1)

                                                                   April 2003
                                                County            Unemployment
                                                ------            ------------
     Flatbush Federal - NY                      Kings                  8.9%

     The Peer Group
     --------------

     Alliance Bank MHC - PA                     Delaware               4.9%
     BCSB Bankcorp MHC - MD                     Baltimore              7.5
     Gouverneur Bancorp MHC - NY                St. Lawrence           7.8
     Greene Co. Bancorp MHC - NY                Greene                 4.6
     Jacksonville SB MHC - IL                   Morgan                 4.7
     Oneida Financial MHC - NY                  Madison                5.8
     Pathfinder Bancorp MHC - NY                Oswego                 7.5
     Rome Bancorp MHC - NY                      Oneida                 4.7
     Skibo Financial Corp. MHC - PA             Allegheny              4.8
     Webster City Fed Bancorp MHC - IA          Hamilton               3.7

     (1) Unemployment rates are not seasonally adjusted.

     Source:  U.S. Bureau of Labor Statistics.

5.   Dividends
     ---------

     The Association has indicated that it will not initially pay dividends on the shares of common stock. Any future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.36% to 4.55%. The average dividend yield on the stocks of the Peer

RP FINANCIAL, LC.
PAGE 4.9


Group institutions equaled 2.61% as of June 13, 2003. As of June 13, 2003, approximately 91% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.23%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for Flatbush Federal as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Association will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (eight of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent Flatbush Federal's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

     The Association's stated intention to initially forego payment of a dividend combined with a dividend paying capacity that is less than the Peer Group's, based on pro forma capitalization and profitability, warranted a slight downward adjustment for purposes of this valuation.

6.   Liquidity of the Shares
     -----------------------

     The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one Peer Group company trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $9.9 million to $59.4 million as of June 13, 2003, with average and median market values of $23.9 million and $16.8 million, respectively. The shares issued

RP FINANCIAL, LC.
PAGE 4.10


and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 2.2 million, with average and median shares outstanding of 1.2 million and 993,000, respectively. The Association's minority stock offering is expected to result in shares outstanding that will be comparable to or slightly less than Peer Group's median and average, while the Association's market capitalization will be below the range of market capitalizations indicated for the Peer Group. Accordingly, we anticipate that the liquidity in the Association's stock will be less compared to most of the Peer Group companies' stocks. Additionally, it is anticipated that the Association's stock will not be listed on NASDAQ or an Exchange, which would further reduce the liquidity in the Association's stock. Overall, we concluded a slight downward adjustment was warranted for this factor.

7.   Marketing of the Issue
     ----------------------

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Association's to-be-issued stock.

     A.   The Public Market
          -----------------

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

RP FINANCIAL, LC.
PAGE 4.11


          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Investor pessimism provided for a sell-off in stocks in early-June 2002, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders. Stocks jumped higher on oversold conditions in mid-June, but the rally was brief. Both the Dow Jones Industrial Average ("DJIA") and NASDAQ Composite Index ("NASDAQ") established new lows for 2002 during the week ended June 21, 2002, as a fresh batch of corporate earning warnings and the ongoing conflict in the Middle East further eroded investor confidence. Discovery of a $3.8 billion accounting error by WorldCom and nervousness about second quarter earnings heightened the sell-off at the close of the second quarter.

          In early-July 2002, bargain hunters provided a boost to stocks following the prolonged sell-off, despite news that the nation's unemployment rate edged up to 5.9% in June. The rally was not sustained, as worries about second quarter earnings and corporate accounting practices pushed market indices to new lows for the year in mid-July. A lack of investor confidence and indications that the nation's economic recovery was weaker than previously believed extended the general downward trend through the balance of July, with July marking the fourth consecutive down month for the DJIA. Weak economic data provided for further declines in stocks in early-August, but the downward trend was reversed on growing speculation of a rate cut by the Federal Reserve and news of a proposed $30 billion bailout for Brazil's financial crisis. In mid-August, the Federal Reserve's decision to leave interest rates unchanged prompted a sharp one-day sell-off in the broader market, which was followed by a sharp one-day increase in the major indexes on technical factors as investors took profits in bonds and shifted some money into stocks. The DJIA closed above 9000 in late-August, as stocks continued to rebound from oversold conditions in July. However, after five consecutive weekly gains in the DJIA, blue chip stocks declined in the last week of August on profit taking and cautious comments from bellwether technology stocks.

          The broader stock market experienced heavy selling pressure in September 2002, which was attributable to third quarter earning warnings from a broad spectrum of companies, economic data signaling a slowing economic recovery and the growing threat of a war in Iraq. The sell-off in the broader stock market continued into the fourth quarter, with looming fears of a

RP FINANCIAL, LC.
PAGE 4.12


war with Iraq and worsening corporate profits pushing the DJIA to its lowest close in five years in early-October 2002. Stocks rebounded on technical factors in mid-October, as the DJIA posted a weekly gain after six consecutive weeks of decline. The rally in the broader stock market continued through the balance of October, reflecting more attractive valuations following the third quarter sell-off and some upbeat third quarter earnings news by some blue chip stocks. After six consecutive months of decline, the DJIA was up 10.6% for the month of October.

          The rebound in the broader stock market that began in October 2002 continued into early-November, as the Federal Reserve cut short-term interest rates by a larger-than-expected half a percentage point. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December, despite growing concerns of how strongly business would rebound in 2003 and escalating war talk with Iraq. Downbeat economic data and war concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8% for the year.

          Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

RP FINANCIAL, LC.
PAGE 4.13


          Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ moved to five month high in early-May. The positive trend in stocks continued through most of May and into early-June, as the DJIA moved above 9000 on investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. The broader stock market experienced a mild set back followings an earnings warning from Motorola and news of a shake-up in Freddie Mac's s top management due to accounting concerns, but then recovered on growing expectations that the Federal Reserve would cut rates further to stimulate the economy. As an indication of the general trends in the nation's stock markets over the past year, as of June 13, 2003, the DJIA closed at 9117.12, a decline of 3.8% from one year earlier, while the NASDAQ Composite Index stood at 1626.49, an increase of 8.1% over the same time period. The Standard & Poors 500 Index closed at 988.61 on June 13, 2003, a decline of 1.9% from a year ago.

          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. While the broader market experienced extensive selling pressure in early-June 2002, the decline in thrift issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks. However, thrifts experienced more extensive selling pressure at the beginning of the third quarter of 2002, as the downturn in broader market weighed on thrift issues as well. Lower interest rates, second quarter earnings that generally met expectations and acquisition speculation in certain regional markets supported a recovery in thrift prices in late-July. After stabilizing during early-August, thrift issues eased higher in conjunction with the broader indexes in mid-August. Thrift issues traded in a narrower range during the balance of August and into early-September, thereby sustaining solid gains for 2002 and significantly outperforming the broader market indexes. A third quarter earnings warning by Astoria Financial Corp. had a negative ripple effect throughout the thrift sector in mid-September 2002,

RP FINANCIAL, LC.
PAGE 4.14


particularly the large-cap issues. Astoria Financial Corp. warned that third quarter earnings would come in below expectations, which was attributable to the sustained low interest rate environment that resulted in higher than expected prepayments in both its mortgage lending and MBS portfolios. Thrift issues settled into a narrow trading range at the end of third quarter, as a number of the larger publicly-traded thrifts reaffirmed third quarter earnings targets.

          Third quarter earnings warnings by some of the large banks contributed to a decline in thrift stocks at the beginning of the fourth quarter 2002. However, thrift stocks bounced back in mid-October, reflecting generally favorable third quarter earnings reports from the thrift sector. The gains recorded in thrift issues in October were sustained into-early November, which was supported by the rally in the broader stock market and growing speculation that the Federal Reserve would cut rates in November. Despite the larger than expected rate cut by the Federal Reserve, thrift stocks eased lower in mid-November. The downward pressure in thrift issues was attributable to concerns about potential margin compression and mortgage servicing rights impairment resulting from the decline in market interest rates. Thrift issues recovered in late-November, as financial stocks participated in the broader market rally and then settled into a narrow trading range in December reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003.

          Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stocks continued to supported by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit realized by the thrift sector from operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

RP FINANCIAL, LC.
PAGE 4.15


          Thrift stocks eased higher at the beginning of the second quarter of 2003, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. Thrift stocks participated in the broader market rally in late-May and early-June, largely on the basis of recent deal activity in the thrift sector and some favorable economic data. Freddie Mac's management shake-up had a negative ripple effect throughout the thrift sector, but the pullback was only temporary as thrift issues recovered in conjunction with the broader market. On June 13, 2003, the SNL Index for all publicly-traded thrifts closed at 1,288.0, an increase of 16.5% from one year ago. The SNL MHC Index closed at 1,975.1 on June 13, 2003, an increase of 25.1% from one year ago.

          B.   The New Issue Market
               --------------------

               In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Association's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Thrift offerings completed in 2003 have generally been well received, although investors have taken a more cautious approach to converting thrift issues as most of the recent offerings

RP FINANCIAL, LC.
PAGE 4.16


have not been oversubscribed. As shown in Table 4.2, Rantoul Savings Bank of Illinois ("Rantoul") was the only standard conversion offering that has been completed during the past three months. Rantoul 's offering closed slightly below the midpoint of the valuation range, with a closing pro forma price/tangible book ratio of 61.9%. Given the small size of the offering ($1.9 million of gross proceeds) and the absence of an active trading market for Rantoul's stock, the technical analysis regarding recent conversions was discounted somewhat for purposes of the Association's valuation analysis.

          C.   The Acquisition Market
               ----------------------

               Also considered in the valuation was the potential impact on Flatbush Federal's stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-4, there were 12 New York thrift acquisitions completed from 2000 through year-to-date 2003, and there is currently one acquisition pending of a New York savings institution. To the extent that acquisition speculation may impact the Association's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership, five of which are based in New York. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Flatbush Federal's trading price.

                              * * * * * * * * * * *

               In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   Management
     ----------

     Flatbush Federal's management team appears to have experience and expertise in all of the key areas of the Association's operations. Exhibit IV-5 provides summary resumes of Flatbush Federal's Board of Directors and senior management. While the Association does not

RP FINANCIAL, LC.
PAGE 4.17

RP FINANCIAL, LC.
PAGE 4.18


have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Association's present organizational structure. Flatbush Federal currently does not have any executive management positions that are vacant.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform
     -----------------------------------------------------

     In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, Flatbush Federal will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Association's pro forma regulatory capital ratios. The one difference noted between Flatbush Federal and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments
----------------------

     Overall, based on the factors discussed above, we concluded that the Association's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP FINANCIAL, LC.
PAGE 4.19



     Key Valuation Parameters:                                  Valuation Adjustment
     ------------------------                                   --------------------
     Financial Condition                                        No Adjustment
     Profitability, Growth and Viability of Earnings            Moderate Downward
     Asset Growth                                               Moderate Downward
     Primary Market Area                                        Slight Downward
     Dividends                                                  Slight Downward
     Liquidity of the Shares                                    Slight Downward
     Marketing of the Issue                                     No Adjustment
     Management                                                 No Adjustment
     Effect of Government Regulations and Regulatory Reform     No Adjustment


Basis of Valuation - Fully-Converted Pricing Ratios
---------------------------------------------------

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Flatbush Federal as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of

RP FINANCIAL, LC.
PAGE 4.20


dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis
-------------------------------------------

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Flatbush Federal's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Flatbush Federal's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Flatbush Federal's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Association's full conversion value are described more fully below.

RP FINANCIAL, LC.
PAGE 4.21

RP FINANCIAL, LC.
PAGE 4.22


     o CONVERSION EXPENSES. Offering expenses have been assumed to equal 4.5% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Association's full conversion value.

     o EFFECTIVE TAX RATE. The Association has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 45.0%.

     o REINVESTMENT RATE. The pro forma section in the prospectus incorporates a 3.57% reinvestment rate, which is equal to the arithmetic average of the Association's average yield on interest-earning assets and cost of deposits for the quarter ended March 31, 2003. This assumed reinvestment rate is reasonably similar to the blended reinvestment rate in the first 12 months of the business plan post-conversion.

     o STOCK BENEFIT PLANS. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Association's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0% of the stock in conversion at the initial public offering price, with the Company funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

     o CAPITALIZATION OF MHC. Pursuant to the proposed transaction structure, the MHC will be capitalized with $100,000 of cash.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

     RP Financial's valuation placed an emphasis on the following:

     o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Association's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Association as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

     o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified

RP FINANCIAL, LC.
PAGE 4.23


          the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Association will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of June 13, 2003 the pro forma market value of Flatbush Federal's full conversion offering equaled $14,000,000 at the midpoint, equal to 1,750,000 shares at $8.00 per share.

          1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Association's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Association's reported earnings equaled $243,000 for the twelve months ended March 31, 2003. In deriving Flatbush Federal's core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of loans, which totaled $28,000 for the twelve months ended March 31, 2003. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 45.0% for the gains eliminated, the Association's core earnings were

RP FINANCIAL, LC.
PAGE 4.24


     determined to equal $228,000 for the twelve months ended March 31, 2003. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).


                                                              Amount
                                                               ($000)

     Net income                                                 $243
     Gain on sale of loans(1)                                    (15)
                                                                 ----
       Core earnings estimate                                   $228


     (1) Tax effected at 45.0%.

     Based on Flatbush Federal's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Association's pro forma reported and core P/E multiples (fully-converted basis) at the $14.0 million midpoint value equaled 40.08 times and 41.87 times, respectively, which provided for premiums of 71.6% and 75.0% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of
23.36 times and 23.93 times, respectively (see Table 4.4). The implied premiums reflected in the Association's pro forma P/E multiples take into consideration the Association's pro forma P/B and P/A ratios. It also should be noted that in assessing the relative premiums indicated for the Association's P/E multiples, the P/E multiples for the Peer Group excluded multiples above 30 times which accounted for the majority of the Peer Group companies and are shown as "NM" in Table 4.4.

     2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Association's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Flatbush Federal's pro forma book value (fully-converted basis). Based on the $14.0 million midpoint valuation, Flatbush Federal's pro forma P/B and P/TB ratios both equaled 69.72%. In comparison to the average P/B and P/TB ratios for the Peer Group of 95.10% and 99.03%, the Association's ratios reflected a discount of 26.7% on a P/B basis and a discount of 29.6% on a P/TB basis. RP Financial

RP FINANCIAL, LC.
PAGE 4.25

RP FINANCIAL, LC.
PAGE 4.26


considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

     3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Association's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Flatbush Federal's full conversion value equaled 9.22% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.43%, which implies a discount of 57.0% to the Association's pro forma P/A ratio (fully-converted basis).

Comparison to Recent Conversions
--------------------------------

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The only recent standard conversion completed within the past three months closed at a price/tangible book ratio of 61.9% (see Table 4.2). The price of the recent standard conversion appreciated by 20.0% during the first week of trading. In comparison, the Association's P/TB ratio (fully-converted basis) at the appraised midpoint value reflects a premium of 12.6% relative to the closing P/TB ratio of the recent conversion. The meaningfulness of this comparative technical analysis is considered to be somewhat diminished by the absence of a larger pool of recent conversion offerings, including MHC offerings, and the small size of Rantoul's offering such that it is not quoted on a public exchange.

RP FINANCIAL, LC.
PAGE 4.27


Valuation Conclusion
--------------------

     Based on the foregoing, it is our opinion that, as of June 13, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $14,000,000 at the midpoint, equal to 1,750,000 shares offered at a per share value of $8.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $11.9 million and a maximum value of $16.1 million. Based on the $8.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,487,500 at the minimum and 2,012,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $18.515 million without a resolicitation. Based on the $8.00 per share offering price, the supermaximum value would result in total shares outstanding of 2,314,375. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 47.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $5.593 million at the minimum, $6.580 million at the midpoint, $7.567 million at the maximum and $8.702 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in
Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.